March 26, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Re:      Digital Commerce International, Inc.
         File No. 0-011228

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Digital Commerce International, Inc. dated March 26, 2001, and agree with the statements contained therein except for information in the first paragraph relating to the engagement of Crouch Bierwolf & Associates and information in the third paragraph relating to consultation with Crouch Bierwolf & Associates about which we have no knowledge.

Very truly yours,

                                                        /s/ Grant Thornton LLP